Exhibit 2.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of American Depositary Shares

This section summarizes material provisions of the deposit agreement dated as of November 27, 2001, pursuant to which the ADRs were issued, as amended by Amendment No. 1, dated as of February 1, 2011, by Amendment No. 2, dated as of October 23, 2018, and by Amendment No. 3, dated as of August 30, 2021, among Banco de Chile, JPMorgan Chase Bank, N.A., as depositary, and the holders from time to time of ADRs. We refer to the deposit agreement, including the amendments thereto, which are included as exhibits to our most recent Annual Report on Form 20-F, as the “amended deposit agreement.” You should read the amended deposit agreement for a more detailed description of the terms of the ADRs. Additional copies of the amended deposit agreement are available for inspection at the Corporate Trust Office of the depositary, which is presently located at 383 Madison Avenue, Floor 11, New York, New York 10179. Attention: ADR Administration.

American Depositary Receipts

The depositary will issue ADRs evidencing American depositary shares (which we refer to as “ADSs”) pursuant to the amended deposit agreement. Each ADS will represent 200 shares of our common stock, including shares of our common stock and shares of common stock of the “Banco de Chile-S” series. An ADR may represent any number of ADSs. Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and us as holders of ADRs.

Pursuant to the terms of the amended deposit agreement, holders, owners and beneficial owners of ADRs will be subject to any applicable disclosure requirements regarding acquisition and ownership of shares of common stock or ADSs representing shares of our common stock as are applicable pursuant to the terms of our by-laws or Chilean laws, as each may be amended from time to time. See “Item 10—Additional Information—Memorandum and Articles of Association” in our most recent Annual Report on Form 20-F for a description of these disclosure requirements applicable to shares of common stock and the consequences of noncompliance as of the date of this prospectus. The depositary has agreed, subject to the terms and conditions of the amended deposit agreement, to comply with our instructions as to such requirements.

Deposit and Withdrawal of Common Stock

The depositary will execute and deliver to, or upon the written order of, the persons specified in a written order of the depositor, an ADR or ADRs registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit, subject to the terms of the amended deposit agreement and upon the:

●	deposit with the custodian of the required number of shares of common stock accompanied by any appropriate instrument of transfer or endorsement in the form satisfactory to the custodian;

●	delivery of such certifications and payments as may be required by the custodian or the depositary;

●	payment of the required fees, charges and taxes; and

●	if required by the depositary and as applicable, the delivery to the depositary of an agreement or instrument providing full transfer to the custodian or its nominee of any dividend or right to subscribe shares or to receive other property or the proxy or proxies entitling the custodian to vote on the shares.

The execution and delivery of the ADRs will take place at any of the depositary’s designated transfer offices.

The depositary will not accept for deposit any shares of common stock unless it receives evidence of necessary regulatory approvals, if any.

The depositary may issue ADRs against rights to receive shares from us, any registrar, any of our agents, a central clearing agency, or other entity recording share ownership or transactions approved in writing by us. The depositary may issue ADRs against other rights to receive shares only if:

●	such other rights are fully collateralized (marked-to-market daily) with cash or U.S. government securities;

●	each applicant for such ADRs represents in writing that it owns such shares, has assigned all beneficial right, title and interest in such shares to the depositary and will hold such shares for the account of the depositary and will deliver such shares to the custodian as soon as practicable and promptly upon demand;

●	we have not requested the depositary to cease doing so at least two business days in advance of a proposed deposit; and

●	all ADRs issued against rights to receive shares represent no more than 30.0% of the shares actually deposited. The depositary may retain any compensation received by it in connection with these transactions, including, without limitation, earnings on such collateral.

At its discretion, the depositary may deliver the property that the ADR holders surrendering ADRs have the right to receive (other than the certificates representing the shares) at its office. At the request, risk and expense of the ADR holder surrendering ADRs, deposited shares and other proper documents of title may be forwarded from our office in Chile to the depositary’s office for delivery to the surrendering holders. In the event the depositary determines that there is a reasonable possibility that a tax would be imposed upon the withdrawal of shares in exchange for surrendered ADRs, it may require that the withdrawing investor provide satisfactory security to it in an amount sufficient to cover the estimated amount of the tax.

Dividends, Other Distributions and Rights

The depositary is required to convert promptly into U.S. dollars and transfer to the United States all cash dividends and other cash distributions denominated in Chilean pesos (or any other currency other than U.S. dollars) that it receives in respect of the deposited shares, to the extent that it can do so on a reasonable basis and subject to Chilean law. The depositary is also required to distribute the amount received in U.S. dollars to the holders of ADRs upon an averaged or other practicable basis without regard to any distinctions among holders on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed by the depositary will be reduced by any amounts to be withheld by us, the depositary or by us acting as custodian, including amounts on account of any applicable taxes and certain other expenses.

If the depositary determines that in its judgment any currency other than U.S. dollars received by it cannot be converted on a reasonable basis and transferred, the depositary may, subject to applicable laws and regulations, distribute such foreign currency received by it or hold such foreign currency (without liability for interest) for the respective accounts of the ADR holders entitled to receive the same.

If we declare a dividend in or free distribution of additional shares, the depositary may (with our approval) and shall (if we so request), distribute to the ADR holders (in proportion to the number of ADSs evidenced by their respective ADRs) additional ADRs evidencing an aggregate number of ADSs that represents the number of shares of common stock received in such dividend or free distribution. Instead of delivering ADRs of fractional ADSs, the depositary will sell the amount of shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs in accordance with the amended deposit agreement. If additional ADRs (other than ADRs for fractional ADSs) are not so distributed, each ADS shall thereafter also represent the additional shares distributed.

If we offer (or cause to be offered) to the holders of shares any rights to subscribe for additional shares of common stock or any rights of any other nature, the depositary shall, after consultation with us, have discretion:

●	as to the procedure followed to make such rights available to ADR holders;

●	in disposing of such rights for the benefit of such owners and making the net proceeds available in U.S. dollars to holders; or

●	if the depositary may not make such rights available or dispose of such rights and make the proceeds available, allowing the rights to lapse unexercised (without incurring liability to any person as a consequence thereof);

provided that the depositary will, at our request, either:

●	if it determines that it is lawful and feasible to do so, make such rights available to ADR holders by means of warrants or employ such other method as it may deem feasible in order to facilitate the exercise, sale or transfer of rights by such holder; or

●	sell such rights or warrants or other instruments at public or private sale, at such place or places and upon such terms as it may deem proper, and allocate the net proceeds of such sales for the account of the owners of ADRs otherwise entitled upon an averaged or other practicable basis without regard to any distinctions among holders on account of exchange restrictions or the date of delivery of an ADR or ADRs or otherwise.

In this regard, we may, in our sole discretion, decide not to register the securities to which such rights relate under the Securities Act where such registration may be required in connection with the offer or sale of such securities. In this case, ADR holders would not be permitted to purchase such securities or otherwise exercise such rights and the depositary would, to the extent possible, dispose of such rights for the account of such holders as provided above. Such a disposal or rights may reduce the equity interest that ADR holders have in us.

If the depositary determines that any distribution of property other than cash (including shares of common stock or rights to subscribe therefor) is subject to any tax or governmental charge that it is obligated to withhold, the depositary may dispose of all or a portion of such property in such amounts and in such manner as it deems necessary and practicable to pay such taxes or governmental charges. The depositary will distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes or governmental charges to the ADR holders.

Upon any split, consolidation, cancellation or any other reclassification of shares of common stock, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us, or to which we are a party, any securities that shall be received by the depositary or the custodian in respect of shares shall be treated as newly deposited shares under the amended deposit agreement, and ADSs shall from then on represent the right to receive the securities so received, except when (1) additional ADRs (as in the case of a stock dividend), or (2) the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

The depositary may, after consultation with us if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by us) for the determination of the holders of ADRs who shall be entitled to receive any distribution on or in respect of deposited securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such holders of ADRs shall be so entitled.

Voting of the Underlying Deposited Securities

When the depositary receives any notice of a meeting of holders of common stock, it will mail to all ADR holders a notice containing:

●	the information included in such notice received by it;

●	a statement that each holder as of a specified record date will be entitled, subject to Chilean law and the provisions of or governing the deposited shares, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited shares represented by ADSs evidenced by such holder’s ADRs; and

●	a statement as to the manner in which each such holder of ADRs may instruct the depositary to exercise any right to vote held by such holder, including instructions to give a discretionary proxy to a person designated by us.

See “Item 10—Memorandum and Articles of Association—Shareholders’ Meetings and Voting Rights.” The holders of ADRs at the close of business on the date specified by the depositary are entitled, subject to any applicable provisions of Chilean law, our bylaws or the shares, to instruct the depositary how to exercise the voting rights, if any, pertaining to the shares represented by their ADSs. The depositary will endeavor, insofar as practicable and permitted under Chilean law and the shares, to vote the shares so represented in accordance with any such written instructions of holders of ADRs. The depositary may not itself exercise any voting discretion over any shares. If the depositary does not receive instructions from a holder of ADRs, the depositary shall deem such holder to have instructed it to give discretionary proxy to a person designated by us to vote the underlying shares.

Reports and Notices

The depositary will mail ADR holders any reports and communications received from us that are made generally available to holders of shares of common stock. The depositary will also send to ADR holders copies or summaries of such reports when furnished by us.

On or before the first date notice is given by us, by publication or otherwise, of any meeting or adjournment of a meeting of shareholders or of the taking of any action by shareholders other than at a meeting, or the making of any distribution on or offering of rights in respect of the deposited shares, we will send the depositary a copy of the notice in the form given or to be given to holders of shares. The depositary will arrange for the mailing to all ADR holders of a notice containing the information (or a summary of the information) contained in any notice of a meeting of holders of shares it receives.

Amendment and Termination of the Deposit Agreement

The form of the ADRs and the amended deposit agreement may at any time be amended by agreement between us and the depositary. Any amendment that imposes or increases any fees or charges (other than the fees of the depositary for the execution and delivery or the cancellation of ADRs and taxes and other governmental charges), or that otherwise negatively affects any substantial existing right of ADR holders, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the holders of outstanding ADRs. Every holder of an ADR at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the amended deposit agreement as amended. Except in order to comply with mandatory provisions of applicable law, in no event may any amendment impair the right of any ADR holder to surrender his ADR and receive therefor the shares and other property represented by it.

Whenever so directed by us, the depositary will terminate the amended deposit agreement by mailing notice of such termination to the holders of all ADRs at least 30 days prior to the date fixed in such notice for termination. The depositary may likewise terminate the amended deposit agreement at any time six months after it has delivered to us a notice of its election to resign, provided that a successor depositary shall not have been appointed and accepted its appointment as provided in the amended deposit agreement.

If any ADRs remain outstanding after the date of termination, the depositary will:

●	discontinue the registration of transfer of ADRs;

●	suspend the distribution of dividends to the holders thereof; and

●	not give any further notices or perform any further acts under the amended deposit agreement, except

●	the collection of dividends and other distributions pertaining to the shares of common stock and any other property represented by such ADRs;

●	the sale of rights as provided in the amended deposit agreement; and

●	the delivery of shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs.

As soon as practicable after the six month anniversary of any date of termination, the depositary shall sell the shares and any other property represented by any ADRs that have not been surrendered and hold the net proceeds in a segregated account, together with any other cash then held, without liability for interest, in trust for the pro rata benefit of ADR holders that have not surrendered their ADRs. After making such sale, the depositary shall be discharged from all obligations to us, except to account for such net proceeds and other cash. Upon termination of the amended deposit agreement, we will also be discharged from all obligations thereunder, except for certain obligations to the depositary and its agents.

Charges of Depositary

Among other fees, the depositary will charge anyone to whom ADRs are delivered and anyone who surrenders ADRs $5.00 per 100 ADSs (or portion thereof) so issued or surrendered.

We will pay certain other charges of the depositary under the amended deposit agreement, except for:

●	stock transfer or other taxes and other governmental charges (which are payable by holders of ADRs or persons depositing shares);

●	cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or holders of ADRs delivering shares, ADRs or deposited securities (which are payable by such persons or holders);

●	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities (which are payable by persons depositing shares or holders of ADRs withdrawing deposited securities);

●	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency); and

●	such fees and expenses as are incurred by the depositary (including without limitation expenses incurred on behalf of holders of ADRs in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

Liability of Holders for Taxes or Other Charges

If any tax or other governmental charge shall become payable by or on behalf of the custodian or the depositary with respect to an ADR, any deposited securities represented by the ADSs evidenced such ADR or any distribution thereon, such tax or other governmental charge shall be paid by the holder of such security to the depositary. The depositary may refuse to effect any registration, registration of transfer, split-up or combination or, subject to the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act (as such instructions may be amended from time to time), any withdrawal of such deposited securities until such payment is made. The depositary may also deduct from any distributions on or in respect of deposited securities, or may sell by public or private sale for the account of the holder of such security any part or all of such deposited securities (after attempting by reasonable means to notify the holder of such security prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the holder of such security remaining liable for any deficiency, and shall reduce the corresponding number of ADSs to reflect any such sales of shares.

Transfer of American Depositary Receipts

The ADRs are transferable on the books of the depositary, provided that the depositary may close the transfer books, at any time and from time to time, when deemed expedient by it in connection with the performance of its duties or at our request. The depositary or the custodian may require payment from the person presenting an ADR or the depositor of the shares of a sum sufficient to reimburse it for any tax or other governmental charge, and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the holders of ADRs as a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or transfer and withdrawal of shares of common stock.

The depositary may refuse to deliver ADRs, register the transfer of any ADR or make any distribution of, or related to, shares until it has received such proof of citizenship, residence, exchange control approval, payment of all applicable Chilean taxes or other governmental charges, legal or beneficial ownership or other information as it may deem necessary or proper or as we may require by written request to the depositary. The execution and delivery or transfer of ADRs generally may be suspended during any period when our transfer books or the transfer books of the depositary are closed or if deemed necessary or advisable by us or the depositary. ADR holders may inspect the transfer books of the depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with other holders of the ADRs in the interest of a business or object other than our business or a matter related to the amended deposit agreement or the ADRs.

General

Neither we nor the depositary will be liable to the holders of ADRs if prevented or delayed in performing their obligations under the amended deposit agreement by any present or future law, regulation, decree, order or other action of the United States, Chile or any other country, or of any other governmental authority, or by reason of any act of God, war or circumstances beyond their control or in the case of the depositary, any provision of our bylaws or of the securities deposited. Neither the depositary nor any of its agents shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought. Our obligations and those of the depositary are expressly limited to performing their respective duties specified therein without gross negligence or bad faith.

ADS holders are subject to certain provisions of the rules and regulations promulgated under the Exchange Act and to the regulations of the Comisión para el Mercado Financiero (“Financial Market Comission” or “CMF”) relating to the disclosure of interests in the shares of common stock. Any ADS holder who has or comes to have, directly or indirectly, an interest of 5.0% (or such other percentage as may be prescribed by law or regulation) or more of our outstanding shares must:

●	under the Exchange Act, within five business days after acquiring such interest and thereafter upon certain changes in such interests, notify us as required by such rules and regulations; and

●	under regulations of the CMF, within 15 days after acquiring such interest, send to us a notarized declaration as to the number of shares and ADSs beneficially owned by it and commit to report to us any subsequent acquisitions of shares or ADSs.

In addition, ADR holders are subject to the reporting requirements contained in Articles 12 and 54 and Titles XV and XXV of the Chilean Securities Market Law and Article 16 bis of the General Banking Law and the ownership limitations of Articles 35 bis and 36 of the General Banking Law (which provisions may apply when a holder beneficially owns or intends to purchase 10.0% or more of our shares or has the intention of taking control of us).

ADS holders who beneficially own more than 1.0% of the shares of common stock are also subject to the presumption created by Article 84 No. 2 of the General Banking Law that such owners are our related parties, and are thus subject to certain restrictions on the amounts and terms of loans made by banks to related parties.

Valuation of Underlying Shares for Chilean Law Purposes

For all purposes of valuation under Chilean law, the acquisition value of the shares of common stock delivered to any holder upon surrender of ADRs shall be the highest reported sale price of the shares on the Santiago Stock Exchange on the day during which the transfer of the shares is recorded under the name of such holder. In the event that no such sale price is reported by the Santiago Stock Exchange during that day, the value shall be deemed to be the highest trade price on the day during which the last trade took place. However, if 30 or more days have elapsed since the last trade, such value shall be adjusted in accordance with the variation of the Chilean consumer price index during the period since such last trade date.